SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 8, 2003

AMB PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of principal executive offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(former name or former address, if changed since last report)

ITEM 5 OTHER EVENTS.

On April 7, 2003, AMB Property Corporation announced first quarter 2003 results as follows:

AMB Property Corporation today reported first quarter 2003 earnings per share (EPS) of $0.69, 109% above EPS of $0.33 for the same period in 2002 and above the company’s guidance of $0.60 to $0.65 per share for the quarter. EPS during the quarter was positively impacted by gains from dispositions and net lease termination fees of $0.45 and $0.08 per share, respectively. Occupancy in the company’s industrial operating portfolio was 92.5% at the quarter’s end, down 210 basis points from 2002 year-end results. Same store cash net operating income increased 3.8% in the quarter.

Investment Activity

During the quarter, AMB acquired with its partner, Codina Group, 438 acres of land for development in Miami’s Airport West submarket for $29.7 million. The master planned park, called Beacon Lakes, represents the last large developable land parcel within Airport West. The site is fully entitled for 6.8 million square feet of properties for lease or sale. During the quarter, AMB and Codina began development of the first two buildings at Beacon Lakes; together, the buildings will comprise approximately 389,000 square feet. The two new distribution facilities are expected to stabilize in the first half of 2005 at an estimated investment of $20.3 million.

Other investment activity in the quarter included the acquisition of two industrial buildings for a total of $10.9 million, comprising 238,300 square feet. In addition, the company stabilized two buildings in Southern California with a total investment of $12.6 million aggregating 160,900 square feet. New development starts, totaling $36.4 million, include the two Beacon Lakes buildings as well as two additional projects scheduled for completion in the fall of 2004. AMB’s committed industrial development and renovation pipeline through 2005 currently stands at $132.8 million and consists of 2.2 million square feet, of which 48% has been funded and 22% has been preleased.

Dispositions in the quarter totaled $220.9 million, representing both direct sales and contributions of assets, resulting in net gains of $37.1 million. The company sold $127.0 million in assets, totaling 1.6 million square feet which include both opportunistic sales and sales of assets that no longer fit our investment strategy. Contributions in the quarter consisted of a portfolio of 24 buildings, valued at $94.0 million, to a joint venture with an affiliate of Citigroup Alternative Investments. AMB will maintain a 15% ownership interest in the joint venture, called Industrial Fund I. Unlike AMB’s other co-investment joint ventures, this fund is unconsolidated and is structured for a five-year term with opportunistic dispositions intended before or at the end of the term.

Advancing the company’s international expansion, AMB has entered into a letter of intent to form a joint venture with Tokyo-based industrial property specialists, BlackPine. The joint venture, AMB BlackPine, will focus on development, acquisition and operation of distribution facilities serving logistics and airfreight customers in greater Tokyo. Tokyo is one of the world’s largest industrial real estate markets; its airport, Narita International, consistently ranks as one of the busiest in the world for international air cargo volume.

AMB’s private capital activity in the quarter consisted of an approximate $43 million equity commitment from Mn Services, one of the largest pension fund managers in the Netherlands. AMB’s planned co-investment contributions and expected debt financings will result in a partnership with an estimated $200 million in purchasing power for investments in distribution facilities within targeted U.S. hub and gateway markets. AMB will contribute 38% of the equity and will receive compensation consistent with its existing private capital partnerships.

Common Stock Repurchases and Dividend Activity

During the quarter, AMB repurchased a total of 787,800 shares of its common stock for a total investment of $20.6 million, at a weighted average price of $26.10 per share. Currently, $110.0 million of capacity remains under the company’s repurchase plan. Since AMB’s IPO in 1997, the company has repurchased a total of 6.2 million shares at a weighted average price of $24.03 per share.

AMB increased its regular cash dividend for the quarter ending March 31, 2003 to $0.415 per common share. The new rate reflects an annualized dividend of $1.66 per share and reflects an increase of 1.2% over the 2002 annual dividend of $1.64 per common share. The company expects its dividend once again in 2003 to be comprised of income from operations and gains on sales of property and does not expect a return of capital component to the dividend.

Consolidated Balance Sheets

(dollars in thousands)

	As of

	March 31, 2003	December 31, 2002

Assets
Investments in real estate:
Total investments in properties	$4,869,741	$4,925,982
Accumulated depreciation	(382,900)	(362,540)

Net investments in properties	4,486,841	4,563,442
Investment in unconsolidated joint ventures	67,754	64,428
Properties held for divestiture, net	59,742	107,871

Net investments in real estate	4,614,337	4,735,741
Cash and cash equivalents	149,908	117,214
Mortgage receivable	13,112	13,133
Accounts receivable, net	76,056	74,207
Other assets	51,909	52,199

Total assets	$4,905,322	$4,992,494

Liabilities and Stockholders’ Equity
Secured debt	$1,250,528	$1,284,675
Unsecured senior debt securities	800,000	800,000
Unsecured debt	10,050	10,186
Alliance Fund II credit facility	51,500	45,500
Unsecured credit facility	17,464	95,000
Accounts payable and other liabilities	188,050	181,716

Total liabilities	2,317,592	2,417,077
Minority interests:
Preferred units	308,369	308,369
Minority interests	592,260	582,898

Total minority interests	900,629	891,267
Stockholders’ equity:
Common stock	1,591,107	1,588,156
Preferred stock	95,994	95,994

Total stockholders’ equity	1,687,101	1,684,150

Total liabilities and stockholders’ equity	$4,905,322	$4,992,494

Consolidated Statement of Operations

(dollars in thousands, except share data)

	For the Quarters Ended
	March 31,

	2003	2002

Revenues and other income
Rental revenues	$158,036	$141,781
Equity in earnings of unconsolidated joint ventures	1,235	1,483
Private capital income	2,361	2,588
Interest and other income	1,393	2,850

Total revenues	163,025	148,702
Expenses
Property operating expenses	40,387	34,503
Interest, including amortization (1)	37,180	35,004
Depreciation and amortization	35,022	27,832
General and administrative (2)	12,174	10,137

Total expenses	124,763	107,476

Income before minority interests and gains	38,262	41,226
Minority interests’ share of income:
Preferred units	(6,380)	(5,857)
Minority interests	(11,183)	(9,766)

Total minority interests share of income	(17,563)	(15,623)

Income from continuing operations, before gains/(losses) from dispositions	20,699	25,603
Gains/(losses) from dispositions of real estate, net of minority interests	7,429	(288)

Income from continuing operations	28,128	25,315
Discontinued operations:
Income attributable to discontinued operations, net of minority interests	1,606	4,988
Gains from disposition of real estate, net of minority interests	29,644	—

Total discontinued operations	31,250	4,988

Net income	59,378	30,303
Series A preferred stock dividends	(2,123)	(2,125)

Net income available to common stockholders	$57,255	$28,178

Net income per common share (diluted)	$0.69	$0.33

Weighted average common shares (diluted)	82,514,156	84,781,872

(1)	Interest expense for the quarter ended March 31, 2002, was adjusted for the retroactive adoption of SFAS No. 145, which resulted in the reclassification of debt extinguishment costs of $0.2 million from extraordinary items.

(2)	General and administrative expense for the quarter ended March 31, 2002, was adjusted for the retroactive adoption of SFAS No. 123, Accounting for Stock-Based Compensation, which resulted in an additional expense of $0.2 million.

Consolidated Statemensts of
Funds from Operations and EBITDA

(dollars in thousands, except share data)

	For the Quarters Ended
	March 31,

	2003	2002 (1)

Net income available to common stockholders	$57,255	$28,178
Gains from dispositions of real estate	(37,073)	288
Real estate related depreciation and amortization:
Total depreciation and amortization	35,022	27,832
Discontinued operations’ depreciation	151	1,843
FF& E depreciation, ground lease amortization and other (2)	(1,033)	(674)
Adjustments to derive FFO from consolidated JVs:
Minority interests	11,183	9,766
FFO attributable to minority interests	(14,983)	(12,844)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(1,235)	(1,483)
AMB’s share of FFO	2,491	2,129

Funds from operations	$51,778	$55,035

FFO per common share and unit (diluted)	$0.59	$0.61

Weighted average common shares and units (diluted)	87,360,543	89,724,953

Income before minority interests and gains	$38,262	$41,226
Interest, including amortization	37,180	35,004
Depreciation and amortization	35,022	27,832
Stock-based compensation amortization	1,941	859
Discontinued operations’ EBITDA	1,799	7,894
Adjustments to derive EBITDA from unconsolidated JVs:
AMB’s share of net income	(1,235)	(1,483)
AMB’s share of FFO	2,491	2,129
AMB’s share of interest expense	577	515

EBITDA	$116,037	$113,976

(1)	FFO for the quarter ended March 31, 2002, was adjusted for the retroactive adoption of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 145 for the treatment of extraordinary items, resulting in a reduction of $0.4 million from previously reported FFO.

(2)	Ground lease amortization represents the amortization of the Company’s investments in ground leased properties, for which the Company does not have a purchase option.

ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits:

Exhibit
Number	Description

99.1	AMB Property Corporation Press Release dated April 7, 2003.

ITEM 9 REGULATION FD DISCLOSURE.

Pursuant to Securities and Exchange Commission Release No. 33-8216 dated March 27, 2003, the information provided herein is being provided under Item 12 of Form 8-K.

On April 7, 2003, we issued a press release entitled “AMB Property Corporation Announced First Quarter 2003 Results,” which sets forth our results of operations for the first quarter of 2003. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Forward Looking Statements

Some of the information included in this report contains forward-looking statements, such as statements pertaining to earnings and results of operations and future plans. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest of properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks” and elsewhere in our most recent annual report on Form 10-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation
(Registrant)

Date: April 8, 2003	By:	/s/ Tamra Browne

Tamra Browne
Senior Vice President, General Counsel and Secretary